Exhibit 23.8

CONSENT OF QUALIFIED PERSON

In connection with the Hecla Mining Company Registration Statement on Form S-3 and any amendments or supplements and/or exhibits thereto (collectively, the “Form S-3”), the undersigned consents to:

(i) the incorporation by references and use of the technical report summary titled “S-K 1300 Technical Report Summary on the Keno Hill Operations, Yukon, Canada” (the “TRS”), with an effective date of December 31, 2023 in the Form S-3;

(ii) the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the TRS and Form S-3; and

(iii) any extracts or summaries of the TRS included or incorporated by reference in the Form S-3, and the use of any information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form S-3.

Dated: February 13, 2024

Sedgmen Canada Ltd.

/s/ Christina Vink

Christina Vink, P. Eng.

Senior Study Manager